Exhibit 99.1

MarineMax Reports Fiscal 2023 Third Quarter Results

~ Posts Record Revenue and Strong Margins on Continued Execution of Growth Strategy ~

~ Updates Fiscal 2023 Guidance ~

~ Q3 Earnings Conference Call at 10:00 a.m. ET Today ~

Clearwater, Florida, July 27, 2023 — MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat, yacht and superyacht services company, today announced results for its fiscal third quarter ended June 30, 2023.

Fiscal 2023 Third Quarter Highlights

•
Record revenue of $721.8 million
•
Strong gross margin of 33.8%
•
Net income of $44.4 million, or diluted EPS of $1.98; Adjusted diluted EPS of $2.07
•
Adjusted EBITDA of $83.5 million
•
IGY Marinas contributes to Company growth
•
Completes acquisition of C&C Boat Works

CEO & President Commentary

“Our Team outperformed our expectations in the third quarter, highlighted by record revenue, solid earnings and strong cash flows. Robust consumer demand and enthusiasm for boating, particularly in the premium segment, fueled new and used boat revenue and resulted in a modest increase in same-store sales in the quarter,” stated MarineMax Chief Executive Officer and President Brett McGill. “We continue to execute on our strategy to structurally enhance our margin profile through premium products, services and experiences that enable customers to enjoy the boating lifestyle. While the marine industry is seeing a return to seasonality that led to incrementally more aggressive retail pricing during the quarter, our margins remained healthy, strengthened by the more profitable business lines in our integrated marine portfolio, as well as strategic acquisitions such as IGY Marinas.

“The addition of IGY Marinas is significantly enhancing our worldwide reach while creating opportunities for synergies with our other superyacht services offerings,” Mr. McGill continued. “Capitalizing on our strong balance sheet, in the quarter we also added C&C Boat Works of Minnesota to the MarineMax family. With C&C’s significant storage capabilities, combined with our nearby existing operations, we are better able to serve the vibrant Minnesota boating community.”

Fiscal 2023 Third Quarter Results

Revenue in the fiscal 2023 third quarter increased to a record $721.8 million from $688.5 million in the comparable period last year. The 4.8% top-line growth was driven primarily by the acquisition of IGY Marinas, which the Company acquired in October 2022, increased manufacturing revenue and stronger new and used boat revenue. Same-store sales increased slightly in the third quarter compared with a decline of 5% a year ago. IGY Marinas and boat manufacturing revenue are not included in the same-store sales comparison.

Gross profit increased 3.1% to $243.8 million from $236.5 million in the prior-year period. Gross profit margin of 33.8% decreased 50 basis points from 34.3% in the fiscal 2022 third quarter, primarily due to revenue mix.

Selling, general, and administrative expenses totaled $169.2 million, or 23.4% of revenue, in the third quarter compared with $141.2 million, or 20.5% of revenue, for the same period last year, primarily reflecting the addition of IGY Marinas.

Interest expense increased to $14.8 million in the third quarter from $1.0 million in the prior-year period, reflecting higher interest rates as well as the increase in long-term debt associated with the IGY Marinas acquisition and greater inventory.

Net income in the third quarter was $44.4 million, or $1.98 per diluted share, compared with net income of $70.2 million, or $3.17 per diluted share, in the same period last year.

Adjusted net income1 in the third quarter was $46.5 million, or $2.07 per diluted share, compared with $71.5 million, or $3.23 per diluted share, in the prior-year period. Adjusted EBITDA for the quarter ended June 30, 2023 was $83.5 million, compared with $105.5 million for the same period last year.

1 This is a non-GAAP measure. See below for an explanation and quantitative reconciliation of each non-GAAP financial measure.

Fiscal 2023 Guidance

Based on results to date, current business conditions, retail trends and other factors, the Company is narrowing its fiscal year 2023 guidance for Adjusted earnings2 to a range of $5.10 to $5.50 per diluted share, compared with a prior range of $4.90 to $5.50 per diluted share. The Company also is narrowing its fiscal year 2023 guidance for Adjusted EBITDA2 to a range of $225 million to $245 million, compared with a prior range of $220 million to $245 million. These expectations do not consider, or give effect for, among other things, material acquisitions that may be completed by the Company during fiscal 2023 or other unforeseen events, including changes in global economic conditions.

Conference Call Information

MarineMax will discuss its fiscal 2023 third quarter results and outlook on a conference call starting at 10:00 a.m. ET today. The conference call can be accessed via the “Investors” section of the Company's website: www.marinemax.com, or by dialing 877-407-0789 (U.S. and Canada) or 201-689-8562 (International). An online replay will be available within one hour of the conclusion of the call and will be archived on the website for one year.

About MarineMax

As the world’s largest lifestyle retailer of recreational boats and yachts, as well as yacht concierge and superyacht services, MarineMax (NYSE: HZO) is United by Water. We have 130 locations worldwide, including 78 dealerships and 59 marinas. Our integrated business includes IGY Marinas, which operates luxury marinas in yachting and sport fishing destinations around the world; Fraser Yachts Group and Northrop & Johnson, leading superyacht brokerage and luxury yacht services companies; Cruisers Yachts, one of the world’s premier manufacturers of premium sport yachts and motor yachts; and Intrepid Powerboats, a premier manufacturer of powerboats. To enhance and simplify the customer experience, we provide financing and insurance services as well as leading digital technology products that connect boaters to a network of preferred marinas, dealers, and marine professionals through Boatyard and Boatzon. In addition, we operate MarineMax Vacations in Tortola, British Virgin Islands, which offers our charter vacation guests the luxury boating adventures of a lifetime. Land comprises 29% of the earth’s surface. We’re focused on the other 71%. Learn more at www.marinemax.com.

Forward-Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include our strategy to structurally enhance our margin profile and our fiscal 2023 guidance. These statements are based on current expectations, forecasts, risks, uncertainties, and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions, and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance and integration of the recently-acquired businesses, general economic conditions, as well as those within the Company's industry, the liquidity and strength of our bank group partners, the level of consumer spending, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2022 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

2 See “Non-GAAP Financial Measures” below for a discussion of why reconciliations of forward-looking Adjusted earnings and Adjusted EBITDA are not available without unreasonable effort.

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue	$721,844	$688,537	$1,800,111	$1,771,334
Cost of sales	478,036	452,064	1,168,497	1,162,347
Gross profit	243,808	236,473	631,614	608,987

Selling, general, and administrative expenses	169,227	141,173	465,128	394,702
Income from operations	74,581	95,300	166,486	214,285

Interest expense	14,798	1,008	37,562	2,299
Income before income tax provision	59,783	94,292	128,924	211,986

Income tax provision	15,455	24,113	34,685	52,357
Net income	44,328	70,179	94,239	159,629

Less: Net (loss) income attributable to non-controlling interests	(88)	—	98	—
Net income attributable to MarineMax, Inc.	$44,416	$70,179	$94,141	$159,629

Basic net income per common share	$2.03	$3.26	$4.31	$7.34

Diluted net income per common share	$1.98	$3.17	$4.22	$7.11

Weighted average number of common shares used in computing net income per common share:

Basic	21,885,400	21,524,315	21,831,350	21,761,811
Diluted	22,427,443	22,173,273	22,321,269	22,455,828

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30,	June 30,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$226,134	$281,351
Accounts receivable, net	95,018	61,863
Inventories	739,114	374,217
Prepaid expenses and other current assets	24,881	18,566
Total current assets	1,085,147	735,997
Property and equipment, net	521,637	226,647
Operating lease right-of-use assets, net	135,452	100,127
Goodwill	562,277	236,713
Other intangible assets, net	40,968	11,481
Other long-term assets	34,814	9,104
Total assets	$2,380,295	$1,320,069
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$47,202	$56,533
Contract liabilities (customer deposits)	97,785	138,375
Accrued expenses	118,576	97,088
Short-term borrowings	514,023	107,222
Current maturities on long-term debt	32,409	3,028
Current operating lease liabilities	9,967	10,323
Total current liabilities	819,962	412,569
Long-term debt, net of current maturities	399,229	45,834
Noncurrent operating lease liabilities	119,759	92,774
Deferred tax liabilities, net	54,449	17,805
Other long-term liabilities	84,539	8,347
Total liabilities	1,477,938	577,329
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	29	29
Additional paid-in capital	320,383	300,411
Accumulated other comprehensive income (loss)	3,245	(1,351)
Retained earnings	724,808	592,307
Treasury stock	(148,656)	(148,656)
Total shareholders’ equity attributable to MarineMax, Inc.	899,809	742,740
Non-controlling interests	2,548	—
Total shareholders’ equity	902,357	742,740
Total liabilities and shareholders’ equity	$2,380,295	$1,320,069

MarineMax, Inc. and Subsidiaries

Segment Financial Information

(Amounts in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue:
Retail Operations	$687,168	$657,930	$1,707,049	$1,690,172
Product Manufacturing	51,884	48,802	164,959	129,804
Elimination of intersegment revenue	(17,208)	(18,195)	(71,897)	(48,642)
Revenue	$721,844	$688,537	$1,800,111	$1,771,334
Income from operations:
Retail Operations	$68,050	$90,655	$158,514	$204,124
Product Manufacturing	5,089	5,903	17,834	13,733
Intersegment adjustments	1,442	(1,258)	(9,862)	(3,572)
Income from operations	$74,581	$95,300	$166,486	$214,285

MarineMax, Inc. and Subsidiaries

Supplemental Financial Information

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income attributable to MarineMax, Inc.	$44,416	$70,179	$94,141	$159,629
Acquisition costs (1)	111	939	6,227	1,456
Intangible amortization (2)	1,925	630	5,524	1,769
Change in fair value of contingent consideration (3)	1,211	141	3,441	375
Hurricane expenses (recoveries)	(452)	—	(644)	—
Gain on acquisition of equity investment (4)	—	—	(5,129)	—
Tax adjustments for items noted above (5)	(724)	(438)	(2,534)	(889)
Adjusted net income attributable to MarineMax, Inc.	$46,487	$71,451	$101,026	$162,340

Diluted net income per common share	$1.98	$3.17	$4.22	$7.11
Acquisition costs (1)	—	0.04	0.28	0.06
Intangible amortization (2)	0.09	0.03	0.25	0.08
Change in fair value of contingent consideration (3)	0.05	0.01	0.15	0.02
Hurricane expenses (recoveries)	(0.02)	—	(0.03)	—
Gain on acquisition of equity investment (4)	—	—	(0.23)	—
Tax adjustments for items noted above (5)	(0.03)	(0.02)	(0.11)	(0.04)
Adjusted diluted net income per common share	$2.07	$3.23	$4.53	$7.23

(1) Acquisition costs relate to acquisition transaction costs in the period.

(2) Represents amortization expense for acquisition-related intangible assets.

(3) Represents expenses to record contingent consideration liabilities at fair value.

(4) Represents gain on a previously held equity investment upon acquisition of the entire business.

(5) Adjustments for taxes for items are calculated based on the effective tax rate for each respective period presented and the jurisdiction of the adjustment.

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income attributable to MarineMax, Inc.	$44,416	$70,179	$94,141	$159,629
Interest expense (excluding floor plan)	7,485	749	20,669	1,374
Income tax provision	15,455	24,113	34,685	52,357
Depreciation and amortization	9,419	4,948	27,391	14,252
Stock-based compensation expense	5,490	3,935	15,703	11,110
Acquisition costs	111	939	6,227	1,456
Gain on acquisition of equity investment	—	—	(5,129)	-
Change in fair value of contingent consideration	1,211	141	3,441	375
Hurricane expenses (recoveries)	(452)	—	(644)	-
Foreign currency	352	508	(2,451)	549
Adjusted EBITDA	$83,487	$105,512	$194,033	$241,102

Non-GAAP Financial Measures

This press release, along with the above Supplemental Financial Information table, contains “Adjusted net income,” “Adjusted diluted EPS” and “Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization” (“Adjusted EBITDA”), which are non-GAAP financial measures as defined under applicable securities legislation. In determining these measures, the Company excludes certain items which are otherwise included in determining the comparable GAAP financial measures. The Company believes these non-GAAP financial measures are key performance indicators that improve the period-to-period comparability of the Company’s results and provide investors with more insight into, and an additional tool to understand and assess, the performance of the Company's ongoing core business operations. Investors and other readers are encouraged to review the related GAAP financial measures and the above reconciliation and should consider these non-GAAP financial measures as a supplement to, and not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

In addition, we have not reconciled our guidance for fiscal year 2023 Adjusted earnings and Adjusted EBITDA guidance to net income (the corresponding GAAP measure for each), which is not accessible on a forward-looking basis due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to acquisition contingent consideration and acquisition costs. Acquisition contingent consideration and acquisition costs, which are likely to be significant to the calculation of net income, are affected by the integration and post-acquisition performance of our acquirees, which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted earnings and Adjusted EBITDA are not available without unreasonable effort.

Investor Contacts
	Mike McLamb	Scott Solomon or Laura Resag
	Chief Financial Officer	Sharon Merrill Associates, Inc.
	MarineMax, Inc.	investors@marinemax.com.
727-531-1700